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                                  LETTER AGREEMENT

May 25, 1999

Mr. Robert T. Hill
President
Cooperative Health Services, LLC
225 E. Cheyenne Mountain Blvd.
Colorado Springs, CO 80906-3700

Dear Bob,

     This letter will confirm our understanding that MediQuik Services, Inc. (MediQuik) will be the provider of mail-order pharmacy products and services for Cooperative Health Services, LLC (CHS) and associated clients. CHS understands that MediQuik will provide all prescription medications through the MediQuik joint venture agreement with Guardian Health Systems.

     It is our understanding that our relationship is applicable to the Cooperative ConNEXTion agreement obtained by CHS. We look forward to working with you on the Kit Carson Cooperate project as well as the other electrical cooperative clients that will be procured through CHS.

     If this is your understanding, please acknowledge in the space provided below and returning by fax to (713) 888-1947.

Yours truly,

/s/

Grant M. Gables
President and CEO


Cooperative Health Services, LLC


/s/        5/26/99
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Mr. Robert T. Hill, President